Exhibit 3.30
FNIS FLOOD OF CALIFORNIA, LLC
OPERATING AGREEMENT
     This Operating Agreement (the “Agreement”), is dated as of March 5, 2002, by and between FNIS Flood Group, LLC, a Delaware limited liability company, having an address of 4050 Calle Real, Santa Barbara, CA 93110 (the “Member”), and FNIS Flood of California, LLC, a Delaware limited liability company, having an address of 4050 Calle Real, Santa Barbara, CA 93110 (the “Company”).
ARTICLE I
DEFINED TERMS
1.1	Defined Terms. The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I.

“Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.).

“Affiliate” shall mean, with respect to a designated Person, (i) any other Person controlling, controlled by, or under common control with the designated Person, and (ii) if the designated Person is a natural person, any other Person related to the designated Person by blood or marriage.

“Agreement” shall mean this Operating Agreement, as it may be amended from time to time.

“Capital Contribution” shall mean an amount contributed to the capital of the Company by the Member in the capacity of member of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor provision.

“Company” means the limited liability company formed pursuant to the Certificate of Formation referred to hereinabove.

“Distributable Cash” for any period means such portion of the cash in hand or in bank accounts of the Company as, in the reasonable discretion of the Managers (subject to Section 7.3 hereof), is available for distribution.

“Manager” shall mean each person designated in Section 6.1 hereof.

“Member” shall mean FNIS Flood Group, LLC, a Delaware limited liability company, and if applicable, any other Person admitted as such from time to time. After the formation of the Company, additional Members may be admitted as such upon compliance with Section 9.1 hereof. While the parties hereto desire to provide for the admission of additional Members, the parties hereto do not anticipate that the Company shall have any Members other than FNIS Flood Group, LLC, which shall be the sole Member.

“Membership Interest” means the sole Member’s interest in the Company, which shall entitle the holder thereof to (i) an interest in the Net Profits, Net Losses, and Distributable Cash of the Company, as set forth herein, (ii) any right to vote, as set forth herein or as required under the Act, and (iii) any right to participate in the management of the Company, as set forth herein or as required under the Act. A Membership Interest is personal property and the sole Member shall have no interest in the specific assets or property of the Company.

“Net Profits and Net Losses” of the Company mean the taxable net income and net losses, respectively, of the Company, determined in accordance with the Code and applicable Treasury Regulations. In the event that the determination of Net Profits and Net Losses must be determined in some manner other than as set forth in this Section, by virtue of the method of accounting employed by the sole Member, then Net Profits and Net Losses shall be determined accordingly.

“Person” shall be construed broadly and shall include any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such) or other entity.

“Treasury Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to income tax, as amended, and any successor regulations.
ARTICLE II
ORGANIZATION
2.1	Formation. The parties hereto have previously agreed to establish a limited liability company in accordance with and pursuant to the Act. The parties hereto agree that such law and this Agreement shall govern the rights and obligations of the parties hereto except as otherwise herein expressly stated. The parties hereto acknowledge that, although the Company is a “limited liability company” under Delaware law, for tax purposes its existence shall be ignored and it shall not be treated as a separate tax entity. Such treatment refers only to the tax treatment of the Company and not to the state non-income tax law status of the Company as a limited liability company.

2.2	Company Name and Address. The name of the Company shall be FNIS Flood of California, LLC. The business of the Company may be conducted, upon compliance with all applicable laws, under any other name designated in writing by the Member, provided such name contains the initials “LLC”. The Company shall maintain its principal office at 4050 Calle Real, Santa Barbara, CA 93110. The Member may at any time change the location of the Company’s offices and may establish additional offices.

2.3	Commencement and Term. The term of the Company shall commence on the date of this Agreement. The Company shall continue until terminated as provided in Section 8.1 hereof.
ARTICLE III
REGISTERED OFFICE AND REGISTERED AGENT
          The Company shall initially maintain a registered office at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent of the Company shall be The Corporation Trust Company. The Company may change the registered office and agent at any time.
ARTICLE IV
BUSINESS, PURPOSES AND POWERS
4.1	Purpose. The principal purpose of the Company is to act as a limited partner of FNIS Flood Services, L.P., a Delaware limited partnership.

4.2	Business Permitted; Powers. The Company may carry on any lawful business, purpose or activity with the exception of the business of granting policies of insurance or assuming insurance risks, or banking. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion, or attainment of the business, purposes or activities of the Company.
ARTICLE V
FINANCING
5.1	Capital of the Member. The sole Member will contribute $1,000.00 to the capital of the Company as a Capital Contribution and the sole Member shall have no obligation to contribute any cash or other property to the Company at any time.

5.2	Liability of the Sole Member or Managers. No Member or Manager of the Company shall be obligated personally for any debt, liability or obligation of the Company.

5.3	No Interest on Capital. Unless specifically agreed with the Company, no Member shall be entitled to receive any interest on its funds contributed to the Company.

5.4	Withdrawal and Return of Capital. No Member shall be entitled to withdraw any part of its funds or to receive any distribution except as determined by the Managers and as permitted by the Act.
ARTICLE VI
MANAGEMENT OF THE COMPANY
6.1	General.
(a)	The management of the Company shall be vested in one or more Managers. Subject to any provision in the Certificate of Formation, this Agreement or the Act restricting, enlarging or modifying the management rights and duties of any Manager, or management procedures, if there is more than one Manager, each Manager shall have equal rights and authority to participate in the management of the Company, and management decisions shall require the approval, consent, agreement or ratification of a majority of the Managers, but such consent may be given orally or in writing, and any one Manager may execute any document on behalf of the Company, and such signature shall evidence the approval of the requisite number of Managers.

(b)	The initial Managers of the Company shall be Eric D. Swenson, Neil A. Johnson, and Brian T. Layfield.

(c)	Nothing contained in this Agreement (including without limitation this Section 6.1) is intended to deprive the Member from participating in any vote or consent to which such Member is required to participate under the terms of the Act (or any successor provision), where depriving such Member of such vote or consent is not permitted under such statute. Accordingly, to the extent that the Member is required to vote or consent to such matters under the Act, the Member shall be permitted to vote or consent. In such event, the vote of the Member shall control.

(d)	No Manager shall have or acquire any interest in the profits or capital of the Company.

(e)	The Company shall always have at least one Manager.

(f)	Any Manager may resign at any time.

(g)	The sole Member may appoint and remove Managers with or without cause at any time.
6.2	Authority of Managers
(a)	Each of the Managers shall have the exclusive right, power and authority to sign contracts on behalf of the Company authorized or approved in accordance with the Agreement and otherwise to bind the Company in dealings with third parties. Further the Managers may appoint agents to act on their behalf and on behalf of the Company.

(b)	Without limiting the generality of the foregoing, but subject to the terms and conditions set forth in this Agreement, the Managers are hereby authorized:
(i)	To expend the Company’s capital and income in furtherance of or relating to the Company’s business and purposes;

(ii)	To employ or retain from time to time, on such terms and for such compensation as the Managers may determine, such Persons as the Managers may deem advisable, including without limitation, attorneys, accountants, bookkeepers, financial and technical consultants;

(iii)	To open accounts and deposit and maintain funds in the name of the Company in accordance with Section 10.3 hereof;

(iv)	Subject to Section 10.5 hereof, to make all decisions relating to principles and methods of accounting and Federal income tax elections;

(v)	Generally to possess and exercise any and all of the rights, powers and privileges of Managers under the laws of the State of Delaware.
6.3	Restrictions on Authority of Managers

Without the written consent of the Member, the Managers shall not have the authority to:
(a)	do any act in contravention of this Agreement;

(b)	do any act which would make it impossible to carry on the ordinary business of the Company;

(c)	confess a judgment against the Company;

(d)	admit an additional Member, except as provided in this Agreement;

(e)	knowingly perform any act that would subject the Member to liability;

(f)	alter the purposes of the Company as set forth in Article IV;

(g)	possess any property or assign the rights of the Company in specific property for other than a Company purpose;

(h)	employ, or permit to employ, the funds or assets of the Company in any manner except for the exclusive benefit of the Company;

(i)	commingle the Company funds with those of any other Person;

(j)	amend this Agreement;

(k)	merge the Company into or with another limited liability company; or

(l)	make any loans of Company funds.
6.4	No Duty to Record Decisions. The Managers shall have no duty to record, in writing or otherwise, any decision by the Managers in their capacity as such, and the Managers’ failure to make any such record shall not impair the validity of any such decision.

6.5	Managers’ Titles. In exercising the Managers’ rights, powers and authority as Managers of the Company, the Managers may use the title “Manager” or “President” or any other title which the Managers shall determine to use from time to time.

6.6	Indemnification of Managers. Subject to applicable provisions of the Act, the Company shall fully indemnify the Managers for any claim against the Managers in their capacity as Managers.

6.7	Advancement of Managers’ Litigation Expenses. The Company shall advance litigation expenses to the Managers for any claim against the Managers in their capacity as Managers.

6.8	Maintenance of Company Status. The Managers shall take all action that shall be necessary or appropriate for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware.

6.9	Tax Returns. The Managers shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state or local tax returns required to be filed by the Company. The Managers shall cause the Company to pay any taxes payable by the Company to the extent of the funds available to the Company.

6.10	Other Business of Managers. The Managers may engage independently or with others in other business ventures of every nature and description, including, without limitation, the rendering of advice or services of any kind to other investors and the making or management of other investments.

6.11	Limitation on liability of Sole Member and Managers. The Member and each Manager shall not be personally obligated to any third party for any debt, obligation, or liability of the Company solely by reason of being a Member or Manager thereof.

6.12	Protection of Limited Liability of Member. The Managers shall use their best efforts to protect the limited liability of the sole Member as the sole Member of the Company.
ARTICLE VII
ALLOCATIONS OF NET PROFITS AND NET LOSSES; DISTRIBUTIONS
7.1	Allocation of Net Profits and Net Losses. The Net Profits and Net Losses of the Company shall be allocated exclusively to the sole Member.

7.2	Distributable Cash. Subject to Section 7.3 and Section 8.2, Distributable Cash shall be distributed exclusively to the sole Member.

7.3	Limitation on Distribution. Notwithstanding anything to the contrary contained herein, no distribution may be made if, after giving effect to the distribution, all liabilities of the Company, other than liabilities to the sole Member on account of its Membership Interest and liabilities for which the recourse of creditors is limited to specific property, exceed the fair value of the assets of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of that property exceeds that liability. Such determination may be made in accordance with Section 18-607 of the Act. Nothing in this Section 7.3 shall prohibit the Company from paying any fee, expense, reimbursement or indemnity payment otherwise due the sole Member.

7.4	Multiple Members. In the event an additional Member is admitted as such to the Company, the parties hereto agree that this Agreement shall be amended and restated to address the allocations of the Net Profits and Net Losses, and distributions of the Distributable Cash, among the various Members. The provisions governing such allocations and distributions shall be drafted so as to comply with Section 704(b) of the Code and the accompanying regulations.

ARTICLE VIII
DISSOLUTION AND WINDING UP OF THE COMPANY
8.1	Dissolution of the Company
(a)	The Company shall be dissolved and its activities shall be wound up upon the first to occur of the following:
(i)	By written consent of the Member;

(ii)	At any time there are no Members;

(iii)	By entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(iv)	By filing with the Delaware Secretary of State a Certificate of Cancellation.
8.2	Final Liquidation
(a)	Upon any dissolution of the Company, its assets shall be liquidated, and its affairs shall be wound up as soon as practicable thereafter by the Member. A court may wind up the Company’s affairs, or appoint a person to wind up its affairs, on application of the Member, its legal representative, or assignee. The persons charged with winding up the Company shall collect its assets, dispose of its properties that will not be distributed in kind to the Member, discharge or make provision for discharging its liabilities, and distribute its remaining assets as provided in Section 8.2(b) below. Upon such dissolution, a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation. The Company shall continue in existence following its dissolution and during its winding up, but shall carry on only that business appropriate to wind up and liquidate its business affairs.

(b)	Upon any such dissolution of the Company, the net assets, if any, of the Company available for distribution, and any cash proceeds from the liquidation of any such assets, shall be applied and distributed in the following order, to the extent available:
(i)	first to creditors, including the Member, as creditor, to the extent permitted by law, in satisfaction of liabilities of the Company; and

(ii)	thereafter to the sole Member
(c)	Upon the dissolution and commencement of winding up of the Company, the Managers shall file Articles of Cancellation with the Delaware Secretary of State.
ARTICLE IX
WITHDRAWAL OF SOLE MEMBER
AND TRANSFER OF SOLE MEMBER’S INTEREST
9.1	Member’s Right to Assign. The Member shall have the authority to assign its Membership Interest to one or more entities it may select in its sole discretion, and in such situation, determine whether the transferee shall be merely an Assignee or a Member with full rights and privileges as such. Further, the Member may at any time transfer all or a portion of its Membership Interest to any parent, subsidiary or other Affiliate of the Member.

9.2	Allocations Between Transferor and Transferee. Upon the transfer of a Membership Interest, all items of income, gain, loss, deduction and credit attributable to the Membership Interest so transferred shall be allocated between the transferor and the transferee in such manner as the transferor and transferee agree at that time of transfer, provided such allocation does not violate Federal or state income tax law.
ARTICLE X
RECORDS, ACCOUNTING AND REPORTS
10.1	Books and Records. At all times during the continuation of the Company, the Mangers shall keep or cause to be kept true and full books of account showing all receipts and expenditures, assets and liabilities, profits and losses and all other records necessary for recording the Company’s business and affairs including those sufficient to record the allocations and distributions provided for in Article VII hereof. The Managers shall cause such books of account to be maintained at all times at the principal office of the Company in California at 4050 Calle Real, Santa Barbara, CA.

10.2	Access to Records. The books and records of the Company shall be open to the inspection and examination by any Member in person or by its duly authorized representatives at reasonable times and may be copied by that Member at its own expense.

10.3	Bank Accounts and Investment of Funds

(a)	The Managers shall open and maintain, on behalf of the Company, a bank account or accounts at such time and in such depositories as it shall determine, in which all monies received by or on behalf of the Company shall be deposited. All withdrawals from such accounts shall be made upon the signature of such person or persons as the Managers may from time to time designate.

(b)	Any funds of the Company which the Managers may determine are not currently required for the conduct of the Company’s business may be invested in short-term debt obligations (including but not limited to obligations of federal or state governments and their agencies commercial paper, money market accounts, and certificates of deposit of commercial banks, savings banks or savings and loan associations), at the discretion of the Managers.
10.4	Reports
(a)	The Managers shall prepare or cause to be prepared, at the Company’s request and expense, at the end of each fiscal year of the Company, an annual accounting showing the financial condition of the Company at the end of such fiscal year and the results of its operations for the fiscal year then ended, which annual accounting shall be prepared on a cash or accrual basis. Such annual accounting shall include a balance sheet as of the end of such fiscal year and statements of income, Members’ equity and changes in financial position for such fiscal year.

(b)	The Managers shall file all annual reports required under law to be made on behalf of the Company. Such reports shall be delivered within the time required by applicable law.
10.5.	Tax Accounting Methods; Periods; Elections

The Company shall keep its financial accounting records utilizing such methods as may be selected by the Managers from time to time. The determination of whether to utilize accelerated cost recovery or another method of cost recovery or depreciation, and the selection among any other allowable, alternative tax accounting methods or principles shall be made by the Managers, in their sole discretion. The Company’s annual financial accounting and tax accounting period shall be selected by the Member. The Managers may cause the Company to make any election allowable to the Company under the Code.
ARTICLE XI
MISCELLANEOUS
11.1.	No Waiver of Provisions. The failure or delay in enforcing compliance at any time with respect to any of the provisions, terms or conditions of this

Agreement shall not be considered a waiver of such provision, term or condition itself or of any of the other provisions, terms of conditions hereof.

11.2.	Interpretation and Construction. This Agreement and any Exhibits hereto contain the entire agreement among the parties. Where the context so requires, the masculine shall include the feminine and the neuter and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit or expand the scope and intent of this Agreement or any provision hereof. The references to Section and Article in this Agreement are to the Sections and Articles of this Agreement. Any references such as “herein” and “hereof” shall refer to this entire Agreement and not any particular Section, Article or paragraph only.

11.3.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

11.4.	Partial Invalidity. In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of said Agreement which can be separated from the invalid, unenforceable provision shall continue in full force and effect.

11.5.	Binding Effect. The terms, conditions and provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, successors, distributes, legal representatives and permitted assigns. Provided, however, that nothing in this Agreement, expressed or implied, is intended or shall be construed to give to any creditor of the company or any creditor of the Member or any other Person whatsoever, other than the Member of the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Member and the Company.

11.6.	Notices and Delivery.
(a)	To the Member. Any notice to be given hereunder at any time to the Member, or any documents, reports or returns required by this Agreement to be delivered to the Member, may be delivered personally or mailed by registered or certified mail, postage prepaid, addressed to the Member at such address as the Member shall by notice to the Company have designated as its address for the mailing of all notices hereunder. Any notice, or any document, report or return so delivered or mailed shall be deemed to have been given or delivered to the Member at the time it is delivered or mailed, as the case may be.

(b)	To the Company. Any notice to be given to the Company hereunder may either be delivered personally or mailed by registered or certified mail, postage prepaid, addressed to the Company at such address as the Managers shall by notice to the Member have designated as its address for the mailing of all notices hereunder. Any notice, or any document, report or return so delivered or mailed to the Company shall be deemed to have been given or delivered to the Company at the time it is delivered or mailed, as the case may be.
11.7.	Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, and the several counterparts taken together shall constitute the agreement of the Member.

11.8.	Statutory Provisions. Any statutory reference in this Agreement shall include a reference to any successor to such statute and revision thereof.

11.9.	Action by Written Consent. Any action required or permitted to be taken by the Member may be taken by written consent without a meeting. Any writing executed by the Member shall be conclusive evidence of such action and consent.
     IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the day and year first above written.

MEMBER: FNIS Flood Group, LLC A Delaware limited liability company
By:	/s/ Neil A. Johnson
Neil A. Johnson, Manager

COMPANY: FNIS Flood of California, LLC A Delaware limited liability company
By:	/s/ Brian T. Layfield
Brian T. Layfield, Manager
MANAGERS:

/s/ Eric D. Swenson	/s/ Neil A. Johnson	/s/ Brian T. Layfield

Eric D. Swenson	Neil A. Johnson	Brian T. Layfield